Exhibit 10.1

AMENDMENT NO. 4

TO

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 4 to the SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated July 29, 2010 (“Amendment”), among Echo Metrix, Inc., a Delaware corporation (the “Company”) and Rock Island Capital, LLC, and or assigns, a Florida limited liability company (“Rock Island” or the “Buyer”).

BACKGROUND

Pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, and entered into by and among the Company and Rock Island, as amended by that certain Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Series B Convertible Preferred Stock Purchase Agreement, dated September 4, 2009, March 4, 2010 and May 28, 2010, respectively, in addition to any and all other addenda thereto (collectively the “Agreement”), the Company has agreed to sell to Rock Island or its designees, and Rock Island has agreed to purchase from the Company, an aggregate of 550,055 shares of the Company’s Series B Preferred Stock for an aggregate price of $5,000,000.  The parties now desire to enter into this Amendment to modify the terms of the Agreement as more specifically set forth herein.

All capitalized terms used but not defined herein shall have the meanings assigned them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree to amend the Agreement as follows:

1.           Amendment to Section 8.1. Section 8.1 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 8.1 is inserted:

8.1           By Buyer.   In the event that the Buyer shall fail to timely pay any tranche payment and does not notify the Company in writing at least five (5) days prior to such payment due date (upon which notice Rock Island shall be granted a 7-day extension), Company may, from and after the expiration of any and all applicable cure periods, terminate the Agreement and the same shall become null and void, provided however that Company shall, in any event, retain the portion of the Purchase Price paid and shall immediately issue Buyer the Purchase Shares in a prorata amount equal to the value of the amount paid.  If Buyer shall fail to timely pay any tranche payment, the Company shall have no right to pursue any other remedy against Buyer except as set forth in this Section 8.1.

2.           Amendment to Paragraph 12 of Amendment No. 2 to the Series B Convertible Preferred Stock Purchase Agreement dated March 4, 2010.  Paragraph 12 (titled “Termination”) of Amendment No. 2 to the Series B Convertible Preferred Stock Purchase Agreement dated March 4, 2010 shall be deleted in its entirety.

3.           No Other Changes.  All other terms and conditions of the Agreement shall remain in full force and effect as provided in the Agreement.

4.           Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.           Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof.

6.           Headings.  The headings contained in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

7.           Consent.     This Amendment has been negotiated and executed with the mutual consent of both Company and Rock Island.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date set forth above.

ECHO METRIX, INC.

By:	/s/ Jeffrey Greene
Name: Jeffrey Greene
Title: Chief Executive Officer

ROCK ISLAND CAPITAL, LLC

By:	/s/Richard Grossfeld
Name:Richard Grossfeld
Title: Managing Partner